June 11, 2018
Investor Contact: William Vens
investors@baldwinandlyons.com
(317)-429-2554

BALDWIN & LYONS ANNOUNCES RESIGNATION OF MR. STEVEN SHAPIRO, EXECUTIVE CHAIRMAN AND BOARD OF DIRECTORS MEMBER
CARMEL, Ind., June 11, 2018 – Baldwin & Lyons, Inc. (NASDAQ: BWINA) (NASDAQ: BWINB), a specialty property-casualty holding company in the transportation and workers' compensation insurance industries, announced today that Mr. Steven Shapiro has resigned his position as Executive Chairman and as a member of the Board of Directors, effective June 5, 2018. "The role of Executive Chairman was established in late 2015 during a period of management transition to help develop a long term strategic plan for the Company," said Randy Birchfield, Chief Executive Officer of Baldwin and Lyons, Inc.  He went on to say, "Over the last two years, the management team has successfully created and is executing a plan to grow the business and increase shareholder value.  Consequently, the Board has decided to retire the Executive Chairman position and establish a more traditional corporate governance structure.  The Board and I wish to thank Steve for providing his time, effort and guidance to the Company during this transition.  We wish him the best as he resumes pursuit of his other interests and are pleased that he remains an interested shareholder and is invested in the Company's success."
In addition to the above, Stuart Bilton, a member of the Board since 1987, will assume the responsibilities of Lead Independent Director to act as a liaison between management and the Board and to assist in facilitating the activities of the Board.

About Baldwin & Lyons, Inc.
Founded in 1930, Baldwin & Lyons, Inc. is a holding company for specialty property-casualty insurance subsidiaries. Through its subsidiaries, the company provides liability and workers compensation coverage for trucking and public transportation fleets, as well as coverage for trucking industry independent contractors. In addition, the company offers workers' compensation coverage for a variety of operations outside the transportation industry. Baldwin & Lyons is headquartered in Carmel, Indiana.
Investor Contact
William Vens
investors@baldwinandlyons.com
(317) 429-2554

Media Contact
Jim Shertzer
(317) 806-1900, ext. 4742
jshertzer@protectiveinsurance.com